EXHIBIT 10.i

Economic Profit Incentive Plan -- EP Plan --

Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Economic Profit Incentive Plan

EP Plan Index

Crown Holdings, Inc.

Economic Profit Incentive Plan (EP Plan)

Plan Objectives

The primary objective of the Economic Profit Incentive Plan (the “Plan” or “EP Plan”) is to provide financial motivation for selected key executives and employees of Crown Holdings, Inc., and its subsidiaries (the “Company”) to achieve or exceed established Company goals, and to reward them for outstanding performance on the Company’s behalf.

Plan Year

The Plan Year is January 1 to December 31.

Eligibility for Participation

The Plan is limited to key executives and employees throughout the Company who are able to influence decisions relating to improving Economic Profit.  To participate in the plan, eligible employees will receive a letter in addition to this plan that will be provided to each participant outlining the details of their participation.

Norm Levels of Participation

As a Plan Participant, you have been assigned a “Norm” — or a target level of participation in the Plan.  Your Norm level, in combination with your salary, is a vital component of your EP Plan calculation.  Individual Participant awards are based on the Participant’s incentive Norm as a percentage of the Participant’s salary.

Norm Level Adjustments

The Norm levels may be adjusted at the recommendation of the Compensation Committee of the Board of Directors to the Board.  You will be advised of your Norm Level in your Plan Participation letter.

How EP Plan Awards Are Determined

The Plan has four elements which are shown below.

Element	% of EP	Maximum Potential		Award based on
Economic Profit	50%	230%	(1)	Improvement over base year
Cash Flow (MOCF) Division	30%	45%	(2)	Target
Cash Flow (MOCF) Bus. Unit	10%	15%	(3)	Target
Qualitative	10%	10%		Agreed-upon goals
	100%	300%

(1)
Assumes the Participant achieved the maximum of 60% on the Cash Flow and 10% on the Qualitative elements.  The Economic profit percentage could be higher if the Participant achieved less than the maximum on the Cash Flow and Qualitative elements however it can not be higher than 250%.

(2)	See Addendum I for the incentive payout schedule.

(3)
For Division and Corporate personnel the Cash Flow (MOCF) element will be based on the Division’s or Total Company’s MOCF.  For example, the EP for the Americas Division personnel would be based on 50% economic profit, 40% Cash Flow MOCF Division and 10% Qualitative.

Economic Profit (EP) Element

This element of the Plan is based on Economic Profit as calculated in Hyperion account #91880, subject to adjustment for currency exchange rates and acquisitions/divestitures, as appropriate.  Each Participant will receive a percentage (“Share Percentage”) of Base Bonus for each $1 million of EP, or portion thereof, earned in excess of the base year.  For example:

Participant Salary $100,000	Participant Norm 20%	Base Bonus $20,000 ($100,000 x 20%)	Share Percentage 10%	Actual EP Improvement over base year $18,000,000

Actual EP Improvement in millions		$18
Share Percentage	x	10%
Percentage of Base Bonus earned		180%

Base Bonus	x	$20,000
EP Award		$36,000

The assigned Share Percentage will differ between Business Units.  Participants will be notified of their Share Percentage and base year EP at the beginning of the Plan Year.

Cash Flow Element

This element of the Plan is based on Modified Operating Cash Flow (“MOCF”), adjusted for Average Working Capital Variances.

The following Hyperion accounts, subject to adjustments for changes in currency exchange rates and acquisitions/divestitures, will be used to measure performance:

	T9340	EBITDA
-	T9410	Capital Spending
+/-	T9350	Trade Working Capital Change
=		Unadjusted Modified Operating Cash Flow
+/-		Average Working Capital Variance
=		Modified Operating Cash Flow (MOCF)

EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.

Average Working Capital (AWC) is calculated in Hyperion Account 29003.  The Average Working Capital Variance is calculated as the difference between the actual and targeted AWC.  The Hyperion accounts included in AWC (account 29003) are:

T1300	Total Inventory
T1120	Net trade receivables
T1190	Misc. receivables
22610	Trade payables
T2320	Accrued liabilities

Account T1120 (net trade receivables) will be adjusted for significant or unusual bad debt adjustments if appropriate.

The actual MOCF for the Division and Business Unit will be compared to the targeted MOCF in calculating the percentage of the goal achieved.  No award will be paid for performance that falls below 90%.  See Addendum I for the schedule of how awards are determined once the 90% threshold is met.

Division Modified Operating Cash Flow

The MOCF element of the bonus based on the Division’s performance would be $9,000, calculated as:

Participant Salary $100,000	Participant Norm 20%	Base Bonus $20,000	Division MOCF Budget $200,000,000	Division MOCF Budget $240,000,000

Actual MOCF		$240,000,000
Targeted MOCF		$200,000,000
Performance		120%	($240,000,000/ $200,000,000)

Equates to payout of MOCF weighting	x	150% 30%	(See Addendum I)
Award percentage		45%
Base Bonus	x	$20,000
MOCF Award		$ 9,000

Business Unit Modified Operating Cash Flow

The MOCF element of the bonus based on the Business Unit’s performance would be $3,000, calculated as:

Participant Salary $100,000	Participant Norm 20%	Base Bonus $20,000	Bus. Unit MOCF Target $10,000,000	Bus. Unit MOCF Actual $12,000,000

Actual MOCF		$12,000,000
Targeted MOCF		$10,000,000
Performance		120%	($12,000,000/ $10,000,000)

Equates to payout of MOCF weighting	x	150% 10%	(See Addendum I)
Award percentage		15%
Base Bonus	x	$20,000
MOCF Award		$ 3,000

Qualitative Element

This element provides Participants with equally important opportunities to set personal business goals in helping the Company to improve operations, efficiency, and work procedures.

Participant performances will be assessed in meeting key strategic goals, business unit goals, and agreed-upon personal business goals.  Addendum II provides examples of the types of qualitative goals which may be established and used in setting performance and assessment standards for this goal element.  The required award threshold for the Qualitative Element is 90%.

If a Participant’s performance is assessed as falling below the required 90% threshold, there will be no award payable for the Qualitative Element category.  A Participant cannot achieve more than 100% for this element.

For example, assume a Participant meets the qualitative goals:

Performance achieved		100%
Qualitative weighting	x	10%
Award percentage		10%
Base Bonus	x	$20,000
Qualitative Award		$ 2,000

Total Award

In the examples given, the total Participant award would be:

EP award	$36,000
MOCF award Division	9,000
MOCF award Business Unit	3,000
Qualitative award	2,000
Total award	$50,000

The Participant is below the maximum award of 300% of the Base Bonus, or $60,000.  The Participant could have achieved the maximum of $60,000 with additional EP improvement of $5,000,000.

$5.0 million x 10% Share Percentage	=	50%
Base Bonus	x	$20,000
Additional EP Bonus		$10,000
Award as calculated		$50,000
Maximum award		$60,000

If a Participant achieves the total maximum award of 300% of Base Bonus, and would have exceeded that amount if not for the cap of 300%, the EP improvement in the following year will be based on the lower amount.  For example: if a Participant’s business unit had EP for Year 00 of $35 million, and the maximum bonus was achieved at $30 million of EP, the basis for measuring EP improvement in Year 01 would be the $30 million in Year 00 and not the $35 million.

Total Company Threshold

Notwithstanding the calculation above, the EP element of your award will be reduced by 40% if the Company’s Economic Profit does not improve year on year.  For example:  if the Total Company’s EP is less than the prior year and your EP element is 250%, your EP award would be reduced to 150% (250% x 60%).

Timing and Distribution of Awards

EP Plan awards will be paid as soon as practicable after the end of the Company’s Fiscal Year:

•	Following receipt and certification of the Company’s audited financial statements
and
•	After approval by Crown Holdings, Inc.’s Board of Directors’ Compensation Committee.

Due to the significant potential awards, the results may be subject to review and/or adjustment at the sole discretion of the Compensation Committee.  In addition, awards will not be paid for EP arising from accounting changes and similar non-cash items.

Termination of Employment

In the event of a Participant’s resignation or discharge during a Plan Year, his or her participation in the Plan will end on the employee’s termination date and no award will be earned for that Plan Year.  The Plan’s Administrative Committee, however, reserves the right to override this Plan provision.

In the event of the Participant’s disability, death or retirement – as defined within the provisions of the applicable Retirement Plan or personnel policies – the Participant or his or her beneficiary may be paid a pro rata amount based on the Participant’s active employment with the Company during the Plan Year.  This payment will be determined by the Plan’s administrative Committee at its sole discretion.

Plan Administration

The Plan is administered by Crown Holdings, Inc.’s Chairman of the Board and CEO, and the Vice-Chairman/Executive Vice President, CFO.

The Term of the Plan

This Plan will commence January 1, 2007 and shall continue each year thereafter unless discontinued at the recommendation of the Compensation Committee to Crown Holdings, Inc.’s Board of Directors.

Economic Profit Incentive Plan Addenda

Addendum I

EP Plan Division Flow, Business Unit Cash Flow and

Qualitative Goal Award Schedule

The following Award Schedule represents the incentive payouts once the 90% performance threshold has been reached for the Division Cash Flow, Business Unit Cash Flow and Qualitative Goal Award segments.  The incentive payout rises in increments of 3.75% from 90% to 100% of target performance, then 2.5% from 101% to the award cap of 150% (120% of target).

CASH FLOW AND QUALITATIVE AWARD SCHEDULE *
Target Performance	Award Increment	Incentive Payout
90%	Threshold	62.50%
91%	3.75%	66.25%
92%	3.75%	70.00%
93%	3.75%	73.75%
94%	3.75%	77.50%
95%	3.75%	81.25%
96%	3.75%	85.00%
97%	3.75%	88.75%
98%	3.75%	92.50%
99%	3.75%	96.25%
100%	3.75%	100.00%
101%	2.50%	102.50%
102%	2.50%	105.00%
103%	2.50%	107.50%
104%	2.50%	110.00%
105%	2.50%	112.50%
106%	2.50%	115.00%
107%	2.50%	117.50%
108%	2.50%	120.00%
109%	2.50%	122.50%
110%	2.50%	125.00%
111%	2.50%	127.50%
112%	2.50%	130.00%
113%	2.50%	132.50%
114%	2.50%	135.00%
115%	2.50%	137.50%
116%	2.50%	140.00%
117%	2.50%	142.50%
118%	2.50%	145.00%
119%	2.50%	147.50%
120%	2.50%	150.00%

* The payout on the Qualitative Element is limited to 100%. Payout percentages in excess of 100% apply to the Cash Flow Element only.

Addendum II

Examples of Business Unit Qualitative Goals

The following are examples of some Qualitative Goals.  They are in no order of priority.

1.	Improve product quality by reducing customer complaints (Quality Severity Index) and customer claims.

2.	Reduce spoilage as a percent of consumption.

3.	Increase real time productivity (e.g., units produced per line/man-hours worked).

4.	Reduce manufacturing costs or increase efficiency in both dollars and as a percentage of budget.

5.	Implement true cost reduction and establish a plan for its implementation.

6.	Review environmental conditions and initiate improvements where needed.

7.	Reduce inventories, including spare parts, with the benchmark being thirty (30) days or less.

8.	Reduce employee turnover.

9.	Establish training programs to complement or upgrade current programs.

10.	Attain higher sales than previously forecast.

11.	Start customer service and retention programs.

12.	Implement a cost-effectives preventive maintenance program to eliminate line down-time.

13.	Plan and initiate a plant or operations safety training program and set schedules and goals for its accomplishment.

14.	Develop comprehensive policy and procedures manual.

15.	Establish and meet financial budget by department and working groups.